                                                                   Exhibit 99.1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To AppNet, Inc.:

        We have audited the accompanying consolidated balance sheets of AppNet, Inc. (formerly AppNet Systems, Inc.) (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AppNet, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


                                           ARTHUR ANDERSEN LLP

Vienna, Virginia
February 9, 2000

                                  APPNET, INC.
                           CONSOLIDATED BALANCE SHEETS
                 (in thousands, except share and per share data)

                                                          1999           1998
                                                       ----------    -----------
ASSETS
Current assets:
   Cash and cash equivalents                           $  66,549      $   2,447
   Accounts receivable, net                               31,661         11,238

   Other current assets                                    1,300          1,118
                                                       ---------      ---------
        Total current assets                              99,510         14,803
Property and equipment, net                                8,958          3,012
Intangible assets, net                                    97,247         99,380

Other assets                                               2,111          1,175
                                                       ---------      ---------

Total assets                                           $ 207,826      $ 118,370
                                                       =========      =========

LIABILITIES, REDEEMABLE STOCK
 AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                    $   4,830      $   2,737
   Accrued liabilities                                    32,311          6,911

   Current portion of convertible notes
     and long-term debt                                    1,063          2,426
                                                       ---------      ---------
        Total current liabilities                         38,204         12,074

Credit facilities                                           --           37,461
Convertible notes, net of current portion                   --            2,706
Other long-term debt, net of current portion               3,516          1,199

Other long-term liabilities                                1,264          3,398
                                                       ---------      ---------

        Total liabilities                                 42,984         56,838
                                                       ---------      ---------


Commitments and contingencies (Note 15)

Class A Preferred Stock, $.01 par value,
  96,621 shares authorized, zero and 38,093
  shares issued and outstanding as of
  December 31, 1999 and December 31, 1998,
  respectively, liquidation value $1,000                    --           37,646

Common stock subject to put rights, $.0005
 par value; zero and 48,771 shares issued and
 outstanding as of December 31, 1999 and
 December 31, 1998, respectively                            --              278

Stockholders' equity:

Class B Preferred Stock, $.01 par value,
 20,000 shares authorized, zero and 11,576
 shares issued and outstanding as of
 December 31, 1999 and December 31, 1998,
 respectively, liquidation value $1,000                     --           11,576

Common stock, $.0005 par value; 75,000,000
 shares authorized, 33,625,175 shares issued
 and 33,454,474 shares outstanding as of
 December 31, 1999, and 19,504,173 issued
 and outstanding as of December 31, 1998                      17             10

Additional paid-in capital                               257,542         27,222
Treasury stock                                               (51)          --
Notes receivable from management                            (503)          (821)
Deferred compensation                                       (383)          --
Accumulated deficit                                      (91,780)       (14,379)
                                                       ---------      ---------
Total stockholders' equity                               164,842         23,608
                                                       ---------      ---------
Total liabilities, redeemable stock
 and stockholders' equity                              $ 207,826      $ 118,370
                                                       =========      =========


        The accompanying notes are an integral part of these statements.

                                  APPNET, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except share and per share data)


                                                      Year ended December 31,
                                                      1999             1998
                                                  -------------    -------------
Revenues                                           $    109,707    $     17,674

Cost of revenues                                         61,604          11,699
                                                   ------------    ------------

        Gross profit                                     48,103           5,975

Operating expenses:
        Selling and marketing                             8,797             964
        General and administrative                       33,918           6,507
        Stock-based and other
          acquisition-related
          compensation                                   19,651           1,157

        Depreciation and amortization                    58,024          10,151
                                                   ------------    ------------

               Total operating expenses                 120,390          18,779
                                                   ------------    ------------


Loss from operations                                    (72,287)        (12,804)
Interest income                                             585              17
Interest expense                                         (4,313)         (1,052)

Other expense, net                                         (559)           (740)
                                                   ------------    ------------
Loss before income taxes                                (76,574)        (14,579)

Income tax (benefit) provision                              827            (200)
                                                   ------------    ------------

Net loss                                                (77,401)        (14,379)

Dividends on and accretion of preferred stock            (2,139)           (873)
                                                   ------------    ------------

Net loss attributable to common stockholders       $    (79,540)   $    (15,252)
                                                   ============    ============

Basic and diluted net loss per common share        $      (3.03)   $      (1.41)
                                                   ============    ============

Weighted average common shares outstanding           26,233,764      10,785,424
                                                   ============    ============

        The accompanying notes are an integral part of these statements.

                                                            APPNET, INC.
                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                (amounts in '000s, except share data)
                                                                          Redeemable Equity Securities
                                              ----------------------------------------------------------------------------------
                                                  Common Stock
                                                   Subject to                    Class A                       Series A-1
                                                   Put Rights                Preferred Stock                Preferred Stock
                                              ------------------------  ---------------------------  ---------------------------
                                               Shares        Amount        Shares         Amount         Shares        Amount
                                              ----------    ----------  ------------  -------------  ------------  -------------
Initial capitalization                           --      $      --             --      $      --             --     $      --
  Issuance of Series
   A-1 Preferred Stock in
   connection with acquisition                   --             --             --             --          266,796         1,067
  GTCR Investment                              48,771            278           --             --         (266,796)       (1,067)
  Repurchase and cancellation
   of shares in exchange for
   note payable                                  --             --             --             --             --            --
  Repurchase and cancellation
   of common stock shares                        --             --             --             --             --            --
  Issuance of Class A
   Preferred Stock                               --             --           37,676         37,045           --            --
  Conversion of common stock
   into Class A Preferred Stock                  --             --              417            417           --            --
  Dividends on and accretion of
   Class A Preferred Stock                       --             --             --              184           --            --
  Issuance of stock in connection
   with the 1998 acquired
   businesses                                    --             --             --             --             --            --
  Repurchase and cancellation of
   shares sold to management                     --             --             --             --             --            --
  Purchase of shares by management               --             --             --             --             --            --
  Stock options exercised                        --             --             --             --             --            --
  Net loss                                       --             --             --             --             --            --
                                          -----------    -----------    -----------    -----------    -----------   -----------
Total, December 31, 1998                       48,771    $       278         38,093    $    37,646           --     $      --
                                          -----------    -----------    -----------    -----------    -----------   -----------
  Issuance of Class A Preferred
   Stock                                         --             --            7,337          7,191           --            --
  Dividends on and accretion of
   Class A Preferred Stock                       --             --             --              593           --            --
  Issuance of stock in connection
   with the 1999 acquired
   businesses                                    --             --             --             --             --            --
  Contingent purchase price earned,
   payable in stock                              --             --             --             --             --            --
  Exercise and expiration of
   put rights                                 (48,771)          (278)          --             --             --            --
  Conversion of notes payable                    --             --             --             --             --            --
  Issuance of common stock in
   initial public offering, net
   of expenses                                   --             --             --             --             --            --
  Exchange of Class A and Class
   B Preferred Stock in the
   initial public offering                       --             --          (45,430)       (45,430)          --            --
  Charges associated with the
   initial public offering                       --             --             --             --             --            --
  Repurchase and cancellation of
   shares sold to management                     --             --             --             --             --            --
  Common stock sold for cash                     --             --             --             --             --            --
  Issuance of common stock in
   secondary public offering, net
   of expenses                                   --             --             --             --             --            --
  Repurchase of common stock                     --             --             --             --             --            --
  Stock options and warrants exercised           --             --             --             --             --            --
  Deferred compensation pursuant to
   issuance of stock
   options                                       --             --             --             --             --            --
  Amortization of deferred compensation          --             --             --             --             --            --
  Other                                          --             --             --             --             --            --
  Net loss                                       --             --             --             --             --            --
                                          -----------    -----------    -----------    -----------    -----------   -----------
Total, December 31, 1999                         --      $      --             --      $      --             --     $      --
                                          ===========    ===========    ===========    ===========    ===========   ===========


                                                     Class B                      Common
                                                  Preferred Stock                  Stock                Additional
                                          ---------------------------- -----------------------------     Paid-In       Treasury
                                              Shares         Amount         Shares        Amount         Capital        Stock
                                          -------------  ------------- --------------  -------------  -------------  -------------
Initial capitalization                           --      $      --        5,343,860    $         3    $       132    $      --
  Issuance of Series
   A-1 Preferred Stock in
   connection with acquisition                   --             --             --             --             --             --
  GTCR Investment                                --             --       13,342,145              7          4,108           --
  Repurchase and cancellation
   of shares in exchange for
   note payable                                  --             --       (1,350,877)            (1)          (405)          --
  Repurchase and cancellation
   of common stock shares                        --             --         (138,455)          --             (789)          --
  Issuance of Class A
   Preferred Stock                               --             --             --             --             --             --
  Conversion of common stock
   into Class A Preferred Stock                  --             --       (1,387,097)            (1)          (416)          --
  Dividends on and accretion of
   Class A Preferred Stock                       --             --             --             --             (873)          --
  Issuance of stock in connection
   with the 1998 acquired
   businesses                                  11,576         11,576      3,397,329              2         24,811           --
  Repurchase and cancellation of
   shares sold to management                     --             --         (681,053)          --             (228)          --
  Purchase of shares by management               --             --          552,982           --              572           --
  Stock options exercised                        --             --          425,339           --              310           --
  Net loss                                       --             --             --             --             --             --
                                          -----------    -----------    -----------    -----------    -----------    -----------
Total, December 31, 1998                       11,576    $    11,576     19,504,173    $        10    $    27,222    $      --
                                          -----------    -----------    -----------    -----------    -----------    -----------
  Issuance of Class A Preferred
   Stock                                         --             --             --             --             --             --
  Dividends on and accretion of
   Class A Preferred Stock                       --             --             --             --           (2,139)          --
  Issuance of stock in connection
   with the 1999 acquired
   businesses                                    --             --          595,711           --            9,399           --
  Contingent purchase price earned,
   payable in stock                              --             --             --             --           10,460           --
  Exercise and expiration of
   put rights                                    --             --           44,882           --              256           --
  Conversion of notes payable                    --             --        1,130,558           --           12,056           --
  Issuance of common stock in
   initial public offering, net
   of expenses                                   --             --        6,000,000              3         64,116           --
  Exchange of Class A and Class
   B Preferred Stock in the
   initial public offering                    (11,576)       (11,576)     4,936,808              3         59,239           --
  Charges associated with the
   initial public offering                       --             --             --             --            3,506           --
  Repurchase and cancellation of
   shares sold to management                     --             --         (467,074)          --             (142)          --
  Common stock sold for cash                     --             --           29,240           --              375           --
  Issuance of common stock in
   secondary public offering, net
   of expenses                                   --             --        1,500,000              1         71,098           --
  Repurchase of common stock                     --             --         (170,701)          --             --              (51)
  Stock options and warrants exercised           --             --          350,877           --            1,034           --
  Deferred compensation pursuant to
   issuance of stock
   options                                       --             --             --             --              481           --
  Amortization of deferred compensation          --             --             --             --             --             --
  Other                                          --             --             --             --              581           --
  Net loss                                       --             --             --             --             --             --
                                          -----------    -----------    -----------    -----------    -----------    -----------
Total, December 31, 1999                         --      $      --       33,454,474    $        17    $   257,542    $       (51)
                                          ===========    ===========    ===========    ===========    ===========    ===========



                                                             Stockholders' Equity
                                         ---------------------------------------------------------------
                                               Notes                                         Total
                                         Receivable from     Deferred     Accumulated    Stockholder's
                                            Management     Compensation     Deficit         Equity
                                         ----------------  ------------  -------------  ----------------
Initial capitalization                     $      --       $     --      $      --      $       135
  Issuance of Series
   A-1 Preferred Stock in
   connection with acquisition                    --             --             --             --
  GTCR Investment                                 (447)          --             --            3,668
  Repurchase and cancellation
   of shares in exchange for
   note payable                                   --             --             --             (406)
  Repurchase and cancellation
   of common stock shares                         --             --             --             (789)
  Issuance of Class A
   Preferred Stock                                --             --             --             --
  Conversion of common stock
   into Class A Preferred Stock                   --             --             --             (417)
  Dividends on and accretion of
   Class A Preferred Stock                        --             --             --             (873)
  Issuance of stock in connection
   with the 1998 acquired
   businesses                                     --             --             --           36,389
  Repurchase and cancellation of
   shares sold to management                       197           --             --              (31)
  Purchase of shares by management                (571)          --             --                1
  Stock options exercised                         --             --             --              310
  Net loss                                        --             --          (14,379)       (14,379)
                                           -----------    -----------    -----------    -----------
Total, December 31, 1998                   $      (821)   $      --      $   (14,379)   $    23,608
                                           -----------    -----------    -----------    -----------
  Issuance of Class A Preferred
   Stock                                          --             --             --             --
  Dividends on and accretion of
   Class A Preferred Stock                        --             --             --           (2,139)
  Issuance of stock in connection
   with the 1999 acquired
   businesses                                     --             --             --            9,399
  Contingent purchase price earned,
   payable in stock                               --             --             --           10,460
  Exercise and expiration of
   put rights                                     --             --             --              256
  Conversion of notes payable                     --             --             --           12,056
  Issuance of common stock in
   initial public offering, net
   of expenses                                    --             --             --           64,119
  Exchange of Class A and Class
   B Preferred Stock in the
   initial public offering                        --             --             --           47,666
  Charges associated with the
   initial public offering                        --             --             --            3,506
  Repurchase and cancellation of
   shares sold to management                       142           --             --             --
  Common stock sold for cash                      --             --             --              375
  Issuance of common stock in
   secondary public offering, net
   of expenses                                    --             --             --           71,099
  Repurchase of common stock                      --             --             --              (51)
  Stock options and warrants exercised            --             --             --            1,034
  Deferred compensation pursuant to
   issuance of stock
   options                                        --             (481)          --             --
  Amortization of deferred compensation           --               98           --               98
  Other                                            176           --             --              757
  Net loss                                        --             --          (77,401)       (77,401)
                                           -----------    -----------    -----------    -----------
Total, December 31, 1999                   $      (503)   $      (383)   $   (91,780)   $   164,842
                                           ===========    ===========    ===========    ===========


                                  The accompanying notes are an integral part of these statements.

                                  APPNET, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                               Year ended
                                                              December 31,
                                                         -----------------------
                                                            1999         1998
                                                         ----------   ----------
Cash flows from operating activities:
   Net loss                                              $ (77,401)   $ (14,379)
   Adjustments to reconcile net
       loss to net cash used in
       operating activities:
      Amortization                                          55,271        9,867
      Depreciation                                           2,753          284
      Stock-based and other acquisition-related
        compensation                                        19,651        1,157
      Write-off of deferred financing costs                    559          291
      Deferred tax benefit                                    --            (50)
      Beneficial conversion charge                           1,052         --
      Change in assets and liabilities:
        Accounts receivable, net                           (17,794)      (1,762)
        Other current assets                                   412          399
        Accounts payable                                       744        1,012
        Accrued liabilities                                  8,450          547
                                                         ---------    ---------
          Net cash used in operating activities             (6,303)      (2,634)
                                                         ---------    ---------
Cash flows from investing activities:
   Purchase of property and equipment                       (7,353)      (1,196)
   Cash paid for acquired businesses,
      net of cash acquired                                 (26,381)     (69,562)
   Other assets                                             (1,340)        (904)
                                                         ---------    ---------
          Net cash used in investing activities            (35,074)     (71,662)
                                                         ---------    ---------
Cash flows from financing activities:
   Proceeds from long-term debt                               --          1,104
   Repayments of long-term debt                               (203)        (268)
   Borrowings under credit facilities                       75,800       47,261
   Repayments of credit facilities                        (113,261)      (9,800)
   Debt issue costs                                           (621)        (351)
   Proceeds from issuance of common stock                      375        3,015
   Net proceeds from initial public offering                64,119         --
   Net proceeds from secondary public offering              70,463         --
   Repurchase of common stock subject to
     put rights                                                (22)        --
   Proceeds from issuance of preferred stock                 7,046       36,292
   Proceeds from issuance (repurchase) of
    shares sold to management                                  164          (31)
   Repurchase of common stock                                  (51)        (789)
   Proceeds from exercise of stock options                   1,034          310
   Other                                                       636         --
                                                         ---------    ---------
          Net cash provided by financing activities        105,479       76,743
                                                         ---------    ---------
Net increase in cash                                        64,102        2,447
Cash and cash equivalents, beginning of period               2,447         --
                                                         ---------    ---------
Cash and cash equivalents, end of period                 $  66,549    $   2,447
                                                         =========    =========
Supplementary information:
   Cash paid for income taxes                            $     437    $    --
                                                         =========    =========
   Cash paid for interest                                $   2,332    $     775
                                                         =========    =========

         The accompanying notes are an integral part of these statements.

                                  APPNET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

1.  Business Description:

        AppNet, Inc. ("AppNet" or the "Company") was incorporated under the name Internet Applications, Inc. in November 1997 ("Inception"), under the laws of the state of Delaware. The Company changed its name to AppNet, Inc. and AppNet Systems, Inc., in October 1999 and March 1998, respectively. AppNet is based in Bethesda, Maryland and is a provider of end-to-end e-business professional services and solutions, including strategy consulting, interactive marketing, e-business application development, e-business integration and e-business outsourcing.

        The Company's financial statements for the period from Inception through December 31, 1997 reflect immaterial transactions and, therefore, have been included in the 1998 financial statements to facilitate presentation. From Inception through March 11, 1998, the Company's operating activities related primarily to recruiting personnel, raising capital, identifying operating assets for acquisitions and developing technical and marketing materials. In March 1998, the Company completed its first acquisition and recognized its first revenues.

        There are significant risks associated with the Company, including the susceptibility of the Company's services to rapid technological change, increased competition from existing service providers and new entrants, a relatively short operating history, existence of fixed price contracts, realizability of intangible assets, government regulations and dependence upon key members of the management team.

2.  Summary of Significant Accounting Policies:

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of AppNet and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Property and Equipment

        Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, as follows:

        Computers and equipment.....................  three to five years
        Furniture and fixtures......................  five to seven years

        Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining lease term.

Impairment of Long-Lived Assets

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews its recorded goodwill, other intangibles and long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When deemed necessary, goodwill and other intangibles are assessed for possible impairment based upon a number of factors, including turnover of the acquired workforce and the undiscounted value of expected future operating cash flows in relation to the Company's net investment in each subsidiary. Since Inception, the Company has not recorded a provision for possible impairment of long-lived assets or intangible assets associated with its acquired businesses.

Internal Use Computer Software

        In accordance with the American Institute of Certified Public Accountants (the "AICPA") Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," the Company capitalizes costs related to software and implementation in connection with its internal use software systems. Such costs are amortized principally over three years and are included in other assets in the accompanying consolidated balance sheets.

Fair Value of Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, credit facilities, long-term debt and convertible notes. In management's opinion, the carrying amounts of these financial instruments approximate their fair values at December 31, 1999 and 1998. Due to the related party nature of the Company's Class A Preferred Stock, it is impracticable to estimate its fair value at December 31, 1998.

Stock-Based Compensation

        The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation cost is generally recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

Revenue Recognition

        Revenues from time and materials contracts are recognized based on fixed hourly rates for direct labor hours expended. Revenues from fixed-price contracts are recognized on the percentage-of-completion method, with costs and estimated profits recorded as work is performed. Revenues from cost-plus-fixed-fee contracts are recognized on the basis of direct costs plus indirect costs incurred plus a fixed profit percentage. Revenues exclude the cost of media and advertising purchases reimbursed by clients.

        Cost of revenues includes all direct material and labor costs related to contract performance and does not include any related depreciation expense. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability, including final contract settlements, may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined. Unbilled receivables on contracts are comprised of costs, plus earnings on certain contracts in excess of contractual billings on such contracts. Cash received in excess of costs incurred is classified as deferred revenue.

Business Concentration and Credit Risk

        The following table summarizes the revenues and accounts receivable from clients in excess of 10% of total revenues and accounts receivable:

               Revenues for      Accounts Receivable     Revenues for      Accounts Receivable
              the year ended            as of           the year ended            as of
             December 31, 1999    December 31, 1999    December 31, 1998    December 31, 1998
            ------------------------------------------------------------------------------------
Customer A           *                    *                   15%                  12%
Customer B           *                   10%                  12%                  13%

* Represents less than 10% of total.

Income Taxes

        Income taxes are accounted for using an asset and liability approach that requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Earnings Per Share

        SFAS No. 128 "Earnings Per Share," requires the presentation of basic and diluted earnings per share. Basic net income (loss) per share is computed by dividing income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. The diluted net income (loss) per share data is computed using the weighted average number of common shares outstanding plus the dilutive effect of common stock equivalents, unless the common stock equivalents are antidilutive.

Recent Accounting Pronouncements

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and management believes this standard will not have a significant impact on its results of operations, financial position or cash flows.

Segment Reporting

        During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires a business enterprise, based upon a management approach, to disclose financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition, the Company operated as a single segment for all years and periods presented.

Reclassifications

        Certain amounts have been reclassified to conform with the current presentation.

3.  Acquisitions:

1998 Acquisitions

        From March 1998 through December 1998, the Company acquired businesses in the Internet and electronic commerce professional services industry. Collectively, these entities are referred to as the "1998 Acquired Businesses." The accounts of the Acquired Businesses are included in the accompanying consolidated financial statements from the date of their respective acquisitions. These acquisitions are described as follows:

        On March 12, 1998, the Company acquired the assets of Arbor Intelligent Systems, Inc. ("Arbor"), for an aggregate purchase price of approximately $3.1 million, including transaction costs, of which $1.1 million was paid in the form of the Company's Series A-1 Convertible Preferred Stock (266,796 shares valued at $4.00 per share), and $2.0 million was paid in cash.

        On April 30, 1998, the Company acquired the assets of LOGEX International, L.L.C. ("LOGEX"), in exchange for approximately $300,000 in cash and a five-year convertible note in the principal amount of $300,000 (Note 8.) The former shareholders of LOGEX were entitled to a contingent consideration payment in the event that certain performance criteria were achieved by LOGEX during the year ending April 30, 1999. Accordingly, the Company made a $200,000 contingent payment to the former shareholders of LOGEX during 1999, which was reflected as additional purchase price consideration and recorded as goodwill as of December 31, 1999.

        On August 25, 1998, the Company acquired all the outstanding stock of Software Services Corporation, Inc. ("SSC") for an aggregate purchase price of approximately $23.0 million, including transaction costs, of which $12.0 million was paid in the form of Company common stock, and $11.0 million was paid in cash. In connection with the SSC acquisition, the Company issued 11,576 shares of its Class B Preferred Stock at a price of $1,000 per share and 1,387,095 shares of Company common stock at a price of $0.3007 per share to the former SSC shareholders.

        On October 2, 1998, the Company acquired all the outstanding stock of New Media Publishing, Inc. ("NMP") for an aggregate purchase price of approximately $19.5 million, including transaction costs, of which $8.8 million was paid in cash, $9.5 million was paid in the form of Company common stock (1,111,111 shares valued at $8.55 per share) and the remainder was paid in options to purchase 145,518 shares of Company common stock, valued using a fair value pricing model, at approximately $1.2 million. These options were issued in exchange for previously outstanding options of NMP, have exercise prices ranging from $0.06 to $8.69 and have vesting schedules ranging from three months to 32 months. The value associated with these options has been classified as additional paid-in capital on the accompanying consolidated balance sheets. The acquisition of NMP provided for an additional $14.0 million in contingent payments potentially payable to the former owners of NMP in cash and Company common stock based upon NMP meeting certain revenue and profitability targets for the twelve-month period ended September 30, 1999 and, for their pro rata share of the payment, certain NMP executives remain employed by the Company. During the period of measurement, NMP met 100% of the operating targets. A portion of the contingent payments was made in January 2000. Employment contingencies still exist which must be met before the remaining contingent consideration is payable to the former owners of NMP (Note 15).

        On October 12, 1998, the Company acquired all the outstanding stock of Century Computing, Incorporated ("Century"). The aggregate purchase price was approximately $29.2 million, including transaction costs, of which $2.0 million was provided in the form of a convertible note which was converted during 1999 (Note 8), $21.6 million was paid in cash and the remainder was paid in options to purchase 704,127 shares of Company common stock valued, using a fair value pricing model, at approximately $5.6 million. These options were issued in exchange for previously outstanding options of Century, have exercise prices ranging from $0.71 to $1.00 and were fully vested at the time of issuance. The value associated with these options has been classified as additional paid in capital on the accompanying consolidated balance sheets.

        On October 20, 1998, the Company acquired all the outstanding stock of Research and Planning, Inc. ("R&P") for an aggregate purchase price of approximately $22.1 million, including transaction costs, of which $15.1 million was paid in cash, $6.0 million was paid in the form of Company common stock (701,754 shares valued at $8.55 per share), and $1.0 million was provided in the form of notes to the previous R&P shareholders (Note 8), which were repaid in January 2000.

        On December 14, 1998, the Company acquired all the outstanding stock of The Kodiak Group, Inc. ("Kodiak") for an aggregate purchase price of approximately $16.4 million, including transaction costs, of which $12.1 million was paid in cash, approximately $2.3 million was paid in the form of Company common stock (197,368 shares valued at $11.40 per share) and $2.0 million was provided in the form of notes to the previous Kodiak shareholders of which all were converted in December 1999 (Note 8). In addition, the former Kodiak shareholders are entitled to a potential contingent payment payable in cash of up to $4.0 million in the event that Kodiak sells or licenses certain technology during the three-year period ending December 14, 2001.

1999 Acquisitions

        During 1999, the Company acquired an additional five businesses in the Internet and electronic commerce professional services industries. Collectively, these entities are referred to as the "1999 Acquired Businesses".

        On January 8, 1999, the Company acquired all the outstanding stock of i33 communications corp. ("i33"). The aggregate purchase price was approximately $21.6 million, plus transaction costs, consisting of $10.3 million paid in cash and $11.3 million paid in the form of convertible notes to the previous i33 shareholders, of which $6.8 million was converted in December 1999. The remaining $4.5 million is outstanding as of December 31, 1999, of which $3.5 million is included in long-term debt (Note 8), and the other $1.0 million relates to a trust that eliminates upon consolidation (Note 14).

        On March 4, 1999, the Company acquired all of the issued and outstanding stock of Sigma6, Inc. ("Sigma6"). The aggregate purchase price was approximately $2.5 million, plus transaction costs, consisting of $1.25 million paid in cash and $1.25 million paid in shares of Company common stock (97,465 shares valued at $12.83 per share). The acquisition of Sigma6 provided for an additional $2.8 million contingent payment payable to the former stockholders of Sigma6 in cash and Company common stock based upon Sigma6 meeting certain performance criteria during the twelve-month period ended December 31, 1999. Based on Sigma6's results for the period of measurement, 100% of the performance criteria were met and the contingent payment will be made in April 2000 (Note 15).

        On March 15, 1999, the Company acquired certain assets of Salzinger & Company, Inc. ("Salzinger"). The aggregate purchase price was approximately $8.5 million, plus transaction costs, consisting of $5.0 million in cash and $3.5 million in Company common stock (245,614 shares valued at $14.25 per share). If certain performance criteria are met during any consecutive twelve month period during the period from April 1, 1999 to September 30, 2000, Salzinger is entitled to a contingent payment of up to $5.0 million in cash or, at the seller's option, cash and Company common stock (Note 15).

        On March 26, 1999, the Company acquired all of the issued and outstanding stock of Internet Outfitters, Inc. ("Internet Outfitters"). The aggregate purchase price was approximately $9.5 million, plus transaction costs, consisting of cash, $2.7 million in Company common stock (157,895 shares valued at $17.10 per share), and the issuance of 22,300 options to purchase Company common stock. If certain performance criteria were met during the twelve-month period ending December 31, 1999, the former stockholders were entitled to a contingent payment of up to $3.5 million in cash and Company common stock. Based on Internet Outfitters' results for the period of performance, no contingent payment will be made.

        On March 29, 1999, the Company acquired certain assets of Transform IT, Incorporated ("Transform IT"). The aggregate purchase price was approximately $5.1 million, plus transaction costs, consisting of $3.5 million in cash and $1.6 million in Company common stock (94,737 shares valued at $17.10 per share). If certain performance criteria are met during the twelve-month period ending March 31, 2000, the seller is entitled to a contingent payment of up to $3.5 million in cash (Note 15).

Allocation of Purchase Consideration

        The acquisitions have been accounted for using the purchase method of accounting and, accordingly, the recognized purchase price has been allocated, based on estimates of fair value, to the tangible assets acquired and liabilities assumed and, with the advice of independent valuation experts, to the identifiable intangible assets, on the acquisition dates. The Company has recorded identifiable intangibles on the 1999 and 1998 Acquired Businesses, as follows (amounts in thousands):

                                               Fair Value        Useful Life
                                              --------------    ---------------
        Customer lists                           $4,160          7-24 months
        Non-competition agreements                2,800           36 months
        Assembled workforce                       7,678          12-48 months
        Proprietary technology                    4,325          12-24 months

        As of December 31, 1999 and 1998, the purchase price in excess of identified tangible and intangible assets and liabilities assumed in the amount of $143.4 million and $93.2 million, respectively, was allocated to goodwill. As a result of the early stage of development of the Internet and electronic business, the dynamics of this rapidly evolving industry and the expectation of increasing competition, the recorded goodwill is being amortized on a straight-line basis over three years, the estimated period of its benefit.

        The following unaudited pro forma consolidated amounts give effect to the 1999 and 1998 acquisitions as if they had occurred on January 1, 1998 by consolidating the results of operations of the 1999 and 1998 Acquired Businesses with the results of AppNet for the years ended December 31, 1999 and 1998. The pro forma amounts do not purport to be indicative of the results of operations that would have been achieved had the transactions been in effect as of the beginning of 1999 and 1998 and should not be construed as being representative of future results of operations.

                                                     Year ended December 31,
                                                       1999             1998
                                                   --------------    -----------
                                                    (in thousands, except per
                                                           share data)
   Revenues                                          $112,335         $ 54,493
   Net loss attributable to common stockholders      $(80,432)        $(50,217)
   Basic and diluted net loss per share               $ (3.05)         $ (2.81)


4.  Accounts Receivable:

        Accounts receivable consists of the following as of December 31 (in thousands):

                                                      1999             1998
                                                  --------------    -----------
  Accounts receivable                                 $24,777           $9,571
  Unbilled accounts receivable                          8,831            2,791
  Allowance for doubtful accounts                      (1,947)          (1,124)
                                                      -------          -------
  Accounts receivable, net                            $31,661          $11,238
                                                      =======          =======

5.  Property and Equipment:

        Property and equipment consists of the following as of December 31 (in thousands):

                                                            1999         1998
                                                          ---------    ---------
    Computers and equipment                                 $ 8,860    $ 2,797
    Furniture and fixtures                                    1,572        288
    Leasehold improvements                                      922        211
                                                            -------    -------
                                                             11,354      3,296
    Accumulated depreciation                                 (2,396)      (284)
                                                            -------    -------
    Property and equipment, net                             $ 8,958    $ 3,012
                                                            =======    =======

6.  Intangible Assets:

        Intangible assets consists of the following as of December 31 (in thousands):

                                                    1999            1998
                                                ------------     -----------
        Customer lists                             $ 4,160          $4,160
        Non-competition agreements                   2,800           2,800
        Assembled workforce                          7,678           4,803
        Proprietary technology                       4,325           4,325
        Goodwill                                   143,409          93,159
                                                   -------        --------
                                                   162,372         109,247
        Accumulated amortization                   (65,125)         (9,867)
                                                   -------        --------
        Intangible assets, net                     $97,247        $ 99,380
                                                  ========        ========

7.  Accrued Liabilities:

        Accrued liabilities consists of the following as of December 31 (in thousands):

                                                            1999        1998
                                                       -----------  ------------
        Accrued compensation and benefits                 $ 4,851       $2,590
        Accrued dividends on Class A
           Preferred Stock and
           Class B Preferred Stock                              -          689
        Payments due to former shareholders of
           Acquired Businesses                              1,600        1,500
        Accrued acquisition-related
          compensation                                     16,816            -
        Other accrued liabilities                           9,044        2,132
                                                          -------      -------
          Accrued liabilities                             $32,311      $ 6,911
                                                          =======      =======

8.  Debt:

        Debt consists of the following as of December 31 (in thousands):

                                                            1999         1998
                                                         ----------   ---------
Credit facilities:
Credit facility, bears interest at the lender's prime
   rate plus .5% (8.25% at December 31, 1998),
   interest due monthly                                    $   --      $ 19,730
Credit facility, bears interest at the lender's prime
   rate (7.75% at December 31, 1998), interest due
   monthly                                                     --        17,731
                                                           --------    --------
                                                               --        37,461
                                                           --------    --------
Convertible notes:
Note payable, principal and interest due October 13,
   1999, bears interest at 7%, convertible at the
   option of the holder for common stock at $8.55 per
   share                                                       --         2,000
Note payable, principal and interest due June 29,
   2003, bears interest at 5%, convertible at 80% of
   common stock price upon a sale of Company or an
   initial public offering                                     --           406
Notes payable, principal and interest due December 14,
   2001, bear interest at 8%, convertible at the
   option of the holder for common stock at $11.40 per
   share                                                       --         2,000
Note payable, principal and interest due April 30,
   2003, bears interest at the prime rate (7.75% at
   December 31, 1998), interest payable quarterly at
   July 31, October 31, January 31 and April 30,
   convertible at the option of the holder at 80% of
   common stock price on a sale of Company or an
   initial public offering                                     --           300
                                                           --------    --------
                                                               --         4,706
                                                           --------    --------
Other long-term debt:
Notes payable, principal and interest due January 8,
   2002, bearing interest at 6%                               3,500        --
Notes payable, principal and interest due January 1,
   2000, bearing interest at 6%                               1,000       1,000
Note payable to Smart Technology, L.L.C., due the
   earlier of an initial public offering or June 29,
   2000, bearing interest at 12%                               --           150
Other notes payable                                              79         425
Note payable to a member of Company management, due at
   earlier of an initial public offering or December
   31, 1999                                                    --            50
                                                           --------    --------
                                                              4,579       1,625
                                                           --------    --------
Total debt                                                    4,579      43,792
Less current portion                                         (1,063)     (2,426)
                                                           --------    --------
Long-term debt, net of current portion                     $  3,516    $ 41,366
                                                           ========    ========

    The future minimum principal payments of debt outstanding at December 31, 1999, are as follows (in thousands):

           2000........................................  $1,063
           2001........................................      16
           2002........................................   3,500
                                                         ------
             Total ....................................  $4,579

1999 Credit Facilities

        On January 8, 1999, the Company replaced its two existing credit agreements ("the 1998 Credit Facilities") with two credit agreements (together the "1999 Credit Facilities") entered into with a syndicate of lenders providing for up to $55.0 million in borrowings. The 1999 Credit Facilities consist of $40.0 million in credit loans (the "Guaranteed Loans"), which were guaranteed by a significant stockholder and up to $15.0 million of additional credit loans (the "Unguaranteed Loans"). The Guaranteed Loans bore interest, at the Company's option, at various LIBOR rates plus 2.5 percent or the lenders' base rate plus 0.5 percent. The Unguaranteed Loans bear interest, at the Company's option, at various LIBOR rates or the lenders' base rate plus an applicable margin, as determined by the Company's operating performance. On March 10, 1999, the Company amended the Unguaranteed Loans increasing available borrowings from up to $15.0 million to up to $26.0 million. During June 1999, in connection with the initial public offering, the Company terminated the Guaranteed Loans and amended the Unguaranteed Loans decreasing available borrowings from up to $26.0 million to up to $20.0 million (the "Amended 1999 Credit Facility"). The Amended 1999 Credit Facility matures on August 24, 2001. In conjunction with the modification of the credit facilities during June 1999, a charge of $559,000 was recorded to write-off financing costs related to the facilities.

        The Amended 1999 Credit Facility is secured by all of our assets and contains various restrictive covenants that, among other things, require us to maintain specified financial ratios and restrict us from paying dividends to our common stockholders. As of December 31, 1999, the Company had available borrowings under the Amended 1999 Credit Facility of $20.0 million.

1998 Credit Facilities

        In August 1998, the Company entered into a $15.0 million credit facility with a commercial lender, which bore interest at the lender's base rate plus a defined percentage or at various LIBOR rates, and was due on demand. In October 1998, the Company modified the $15.0 million facility by entering into two credit agreements (the "1998 Credit Facilities") with two commercial lenders. Under the 1998 Credit Facilities, each lender provided a $20.0 million line of credit which was payable upon demand, guaranteed by a significant stockholder and bore interest at the option of the Company at the lenders' base rate plus a defined percentage or at various LIBOR options plus 2.5 percent. As a result of the 1999 Credit Facilities, which replaced the 1998 Credit Facilities and qualify for non-current classification, the amounts outstanding under the 1998 Credit Facilities as of December 31, 1998 have been classified as long-term in the accompanying consolidated balance sheets. In connection with the debt refinancing during 1998, the Company charged to other expense approximately $291,000 of previously deferred financing fees.

Letter of Credit

        In August 1999, the Company entered into a letter of credit agreement in the amount of approximately $248,000 with a commercial lender. The letter of credit expires in August 2000, at which time it automatically renews. The letter automatically renews annually thereafter, and expires in June 2003.

Convertible Notes

        In conjunction with certain of the Acquired Businesses, the Company issued convertible notes, certain of which, at the option of the holders, allow the holders to convert the notes to Company common stock upon certain defined events at either a stated price or a discount to the then current market price for the Company common stock.

        Certain promissory notes automatically converted at the time of the initial public offering and certain promissory notes were converted at the option of the promissory note holders. The notes that converted had a principal balance of approximately $700,000 plus accrued interest and converted into 75,129 shares of the Company's common stock at a conversion price at 80% of the $12.00 initial public offering price. The Company recognized an interest charge of approximately $1.1 million related to the beneficial conversion features of certain convertible notes that allowed the holders to convert at a discount from the initial public offering price of the common stock.

        During 1999, the Company converted promissory notes of approximately $2.0 million plus accrued interest to former owners of an acquired business into 245,511 shares of the Company's common stock at a conversion price of $8.55 per share. During December 1999, certain notes to former owners of other acquired businesses totaling $8.8 million, convertible at the option of the holders for common stock at $11.40 per share plus accrued interest, were converted into 810,132 shares of the Company's common stock.

9.  Capital Stock:

        In June 1999, the Company completed its initial public offering of securities and issued 6,000,000 shares of common stock at $12.00 per share, which generated proceeds, net of issuance costs, of approximately $64.1 million. In connection with the initial public offering, the Company exchanged 45,430 shares of Class A Preferred Stock and 11,576 Class B Preferred Stock, including accrued dividends, for 4,936,808 shares of the Company's common stock at an exchange rate based on the initial public offering price of $12.00 per share. Of the 4,936,808 shares of the Company's common stock exchanged, 3,813,864 shares were issued to affiliates of GTCR Golder Rauner, L.L.C. ("GTCR").

        During November 1999, the Company completed a follow-on offering of 4,300,000 shares of common stock, of which existing shareholders sold 2,800,000 shares and the Company issued and sold 1,500,000 shares of common stock at $50.00 per share. The follow-on offering generated proceeds to the Company, net of issuance costs, of approximately $70.4 million.

Common Stock Splits

        In June 1998, upon adoption of the Company's Second Restated Certificate of Incorporation, a two-for-one stock split of the Company common stock was effected. On June 15, 1999, the Company declared a 2.85-for-one reverse stock split. All share and per-share amounts, including stock option information, have been restated in these notes and the accompanying financial statements to reflect the 1998 stock split and the 1999 reverse stock split.

Treasury Stock

        During 1999, in connection with rights under certain employment agreements, the Company repurchased 170,701 shares of the Company's common stock at their original issuance cost.

GTCR Investment

        In June 1998, the Company completed an investment transaction with GTCR and certain related investment funds and Smart Technology, L.L.C. ("Smart Technology"), a party related to the Company's President and Chief Executive Officer (the "GTCR Investment"). Prior to the GTCR Investment, the Company had 5,343,860 shares of issued and outstanding common stock all of which were owned by the Company's initial investors (the "Initial Investors"). Pursuant to the GTCR Investment, the Company made a net redemption of 1,350,887 shares of Company common stock from certain of the Initial Investors for $0.3007 per share or $406,000 and sold an aggregate 11,559,144 shares to GTCR and Smart Technology for $0.3007 per share or approximately $3.5 million before deduction for expenses and fees. The Company also sold 1,251,228 shares of Company common stock to the Company's President and Chief Executive Officer (the "Reserved Stock") and 531,773 shares to other certain parties affiliated with the GTCR Investment. These shares were sold for $0.3007 per share.

        GTCR and Smart Technology committed to provide up to an additional $96.5 million in capital to the Company to fund acquisitions as well as other general corporate purposes. Upon the request of the Board and the approval of GTCR and Smart Technology, shares of Class A Preferred Stock were to be issued to GTCR and Smart Technology in the ratio of 98 percent to 2 percent, respectively, in exchange for $1,000 per share. No shares of Class A Preferred Stock were issued at the time of the GTCR Investment. In connection with the issuance of Class B Preferred Stock as part of the SSC transaction, the capital commitment from GTCR and Smart Technology was decreased to $84.9 million.

        In connection with the GTCR Investment, the Company entered into a management services agreement with GTCR for $200,000 per year, which terminated upon completion of the Company's initial public offering in June 1999.

Common Stock subject to Put Rights

        In conjunction with its acquisition of Arbor, the Company issued 266,796 shares of Series A-1 Convertible Preferred Stock with a liquidation value of $1.1 million. Pursuant to their terms, these shares were converted into 187,225 shares of Company common stock at the time of the GTCR Investment. As part of the GTCR Investment, the Board of Directors authorized the repurchase of 138,455 shares of the common stock issued upon the conversion for $5.70 per share which provided the holders a return equivalent to the liquidation value of the Series A-1 Convertible Preferred Stock. In addition, the Board of Directors agreed to grant the holders of the remaining 48,771 shares of Company common stock the right to require the Company to repurchase their shares for cash at $5.70 per share. During 1999, the Company repurchased 3,889 shares prior to the expiration of such rights. The remaining common stock shares subject to put rights were converted into 44,882 shares of Company common stock at $5.70 per share.

Class A Preferred Stock

        Holders of the Company's Class A Preferred Stock ("Class A Preferred Stock") are entitled to a 6 percent cumulative dividend, which is paid when declared by the Company's Board of Directors. The Company can redeem the shares at any time for their liquidation value of $1,000 per share plus accrued but unpaid dividends. The shares have no voting or conversion rights. Upon the earliest of the liquidation of the Company, a change in the control of the Company, an initial public offering ("IPO") or other fundamental change in the Company, as defined, a majority of the holders of the Class A Preferred Stock can require the Company to redeem their shares for their liquidation value, plus accrued but unpaid dividends. In the case of an IPO, the redemption is limited to the net funds available from the IPO. GTCR held approximately 97 percent of the outstanding Class A Preferred Stock as of December 31, 1998. In connection with the Company's June 1999 initial public offering, all Class A Preferred Stock shares were exchanged for shares of the Company's common stock.

        The Company incurred certain fees associated with the issuance of the Class A Preferred Stock. Through December 31, 1998, the Company paid a one percent fee of $369,000 to GTCR based on the issuance of the Company's Class
A Preferred Stock to GTCR. The Company also incurred a commission of $262,000 to one of the Company's directors in connection with purchases of Class A Preferred Stock. These costs were deducted from the proceeds of the Class A Preferred Stock shown in the accompanying consolidated balance sheets. The
Class A Preferred Stock was being accreted to its liquidation value over the period to its estimated redemption date, which occurred in 1999. The accretion of the costs associated with the Class A Preferred Stock was $593,000 and $184,000 for the years ended December 31, 1999 and 1998, respectively and is classified as dividends on and accretion of preferred stock in the accompanying consolidated statements of operations and stockholders' equity.

Class B Preferred Stock

        Holders of the Company's Class B Preferred Stock are entitled to a 6 percent cumulative dividend, which is paid when declared by the Company's Board of Directors. The shares have no voting rights. The Company had the contractual ability to redeem or convert all outstanding shares of Class B Preferred Stock upon an initial public offering. In connection with the initial public offering, all shares of Class B Preferred Stock were exchanged for shares of the Company's common stock.

Stock Warrants

        During 1998, the Company issued warrants to purchase 84,795 shares of Company common stock at $0.3007 per share, of which Smart Technology holds 70,715, and are exercisable for ten years. During 1999, warrants to purchase 14,620 share of common stock were exercised. As of December 31, 1999, Smart Technology continues to hold 70,175 warrants. The values attributable to these warrants at the time of issuance are not significant and, therefore, have not been separately presented in the consolidated financial statements. The Company has also issued warrants to purchase 121 shares of Class A Preferred Stock at $1,000 per share.

Reserved Stock

        The Reserved Stock, described above under "GTCR Investment", is subject to a Senior Management Agreement dated June 29, 1998 (the "Agreement") with the Company's President and Chief Executive Officer. At the time of the GTCR Investment, 1,251,228 shares of Reserved Stock were purchased at a price of $0.3007 per share in exchange for cash equal to the par value of the stock and a promissory note equal to the remaining balance. Pursuant to the Agreement, the Company may, at its discretion, repurchase any or all of the Reserved Stock for the $0.3007 per share paid by the executive in order to issue a corresponding number of shares and options to purchase shares to certain employees. As of December 31, 1998, the Company's President and Chief Executive Officer had 659,649 shares of Reserved Stock remaining. Additional shares were repurchased during the first quarter of 1999 reducing the total shares outstanding to 210,119.

        Upon completion of the Company's June 1999 initial public offering, the Company's right to repurchase the Reversed Stock terminated. Consequently, the Company recognized a compensation charge of approximately $2.5 million, recorded as stock-based and acquisition-related compensation expense. The amount of the compensation charge was calculated as the difference between the initial public offering price of $12.00 per share and $0.3007, multiplied by 210,119, the number of Reserved Shares retained by the executive.

Sales to Management

        Shortly after the GTCR Investment, the Company sold 503,860 shares of Company common stock to management for $0.3007 per share, the fair value at that time. In November 1998, the Company sold 49,123 shares of common stock to a member of management for $8.55 per share, the fair value at that time.

10.  Retirement Plan:

        During 1998, the Company maintained various 401(k) plans for its employees. These plans had been established by the 1998 Acquired Businesses prior to acquisition. Effective February 1, 1999, the employees of the 1998 Acquired Businesses began making contributions to the AppNet plan. During 1998, the Company's expense under these plans totaled $281,000.

        Effective February 1, 1999, the Company established a 401(k) retirement plan for the benefit of all eligible employees. Participants may contribute up to 15 percent of their annual compensation to the plan, subject to IRS limitations. Employee contributions are fully vested. The Company will match 50 percent of each employees' contributions up to six percent of each employees' salary. The Company may also elect to make a discretionary contribution as determined by its Board of Directors on an annual basis. Employees will fully vest in the Company's matching and any discretionary contributions ratably over three years. During 1999, the Company's expense under this plan totaled $1.2 million.

11.  Employee Stock Plans:

Employee Stock Option Plans

        The Company had four stock option plans as of December 31, 1999, which were the 1998 Stock Option and Incentive Plan, an incentive stock option plan assumed in connection with the acquisition of Century (the "Century Plan"), an incentive stock option plan assumed in connection with the acquisition of Internet Outfitters (the "Internet Outfitters Plan") and the 1999 Stock Option and Incentive Plan (collectively the "Plans"). The majority of the options under the Plans expire no later than ten years from the date of the grant or when employment ceases, whichever comes first and generally become exercisable ratably over 4 years. The maximum number of shares of common stock, which may be issued pursuant to the Plans, is 3,306,310 at December 31, 1999 and 913,039 at December 31, 1998.

        Options granted under the Plans are accounted for under APB Opinion No. 25, and accordingly, the Company recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of option at the date of the grant. The effect of applying SFAS No. 123 on 1999 and 1998 pro forma net loss attributable to common stockholders and basic and diluted net loss per share is not necessarily representative of the effects on reported net loss attributable to common stockholders for future years due to, among other things, (1) the vesting period of the stock options and (2) the fair value of additional stock options in future years. Had compensation cost for the Plans been determined based on the estimated fair value of the options at the grant dates consistent with the method of SFAS No. 123, pro forma net loss attributable to common stockholders would have been approximately $92.0 million and $15.4 million or a basic and diluted net loss per share of $3.51 and $1.43 for 1999 and 1998, respectively. The weighted average fair value of the options granted by the Company during 1999 and 1998 using a fair value option-pricing model is estimated to be $15.29 per option and $3.85 per option, respectively assuming the following: no dividend yield, risk-free interest rate of 5.875 percent for 1999 and 5 percent for 1998, an expected term of the options of five years for 1999 and four years for 1998 and an expected volatility of 90 percent for 1999 and 45 percent for 1998.

        The following summarizes option activity:

                                                               Weighted-
                                            Number of           Average
                                              Shares         Exercise Price
                                         ----------------- -------------------
Balance at January 1, 1998                           -         $        -
Granted in 1998                                500,351               7.67
Options converted from 1998
   Acquired Businesses                         849,641               0.91
Exercised in 1998                             (425,339)              0.74
Cancelled in 1998                              (11,614)              1.08
                                         ---------------   ---------------
Balance at December 31, 1998                   913,039          $   4.67
Granted in 1999                              2,939,373              20.98
Exercised in 1999                             (336,257)              3.22
Cancelled in 1999                             (209,845)             12.53
                                         ---------------   ---------------
Balance at December 31, 1999                 3,306,310           $  18.92
                                         ===============   ===============
Options exercisable,
  December 31, 1998                            296,736           $   1.37
                                         ===============   ===============
Options exercisable,
  December 31, 1999                            291,310           $   8.20
                                         ===============   ===============


                           Options Outstanding                          Options Exercisable
  ---------------------------------------------------------------   ---------------------------
                                        Weighted-
                                         average        Weighted-                      Weighted-
                          Number        remaining        average       Number          average
       Range of        outstanding     contractual      exercise    exercisable as     exercise
    exercise price    as of 12/31/99  life (in years)      price     of 12/31/99        price
  -----------------   --------------  ---------------   --------    --------------    ---------
   $0.01 to $ 9.95        427,041          8.7           $ 3.79        145,816        $  2.76
   $9.951 to $19.90     2,165,512          8.8            14.26        144,670          13.48
  $19.901 to $29.85       184,500          9.7            27.24             -            -
  $29.851 to $49.75       529,257          9.7            47.25            824          43.56
                       ----------          ---           ------       --------        -------
                        3,306,310          9.0           $18.82        291,310        $  8.20
                        =========          ===           ======       ========        =======

        In March 1999, the Company issued 337,776 stock options to a member of management. These options have an exercise price of $12.83 and vest ratably over four years. As a result of this grant, the Company recorded deferred compensation of $481,000. The amount of deferred compensation was based on the difference between the estimated fair market value of the Company common stock at the date of grant, as determined by the most recent third party stock transaction, and the stated exercise price. The Company amortized approximately $98,000 of the deferred compensation for the year ended December 31, 1999.

        In January 2000, the Company increased the number of shares available under the Company's 1999 Stock Option and Incentive Plan from 2,000,000 to 3,945,000 shares.

Employee Stock Purchase Plan

        On September 30, 1999, the stockholders of the Company approved the adoption of the 1999 Employee Stock Purchase Plan ("ESPP"). The purpose of the Plan is to enhance stockholder value and promote the attainment of significant business objectives of the Company by allowing employees to purchase the Company's common stock at a discount of 15%, thereby giving employees an interest in common with that of the stockholders. The number of shares available for purchase under the ESPP is 250,000. The purchase price of shares under the plan is the lower of 85% of the share price on the first day of the plan quarter or the share price on the plan quarter close. All employees are eligible to participate except (i) those employed for less than 20 hours per week; (ii) employees who, as a result of participation in the ESPP, would own stock or hold options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company; and (iii) if such right would permit the employee to purchase stock under the Plan and any other stock purchase plans of the Company and its subsidiaries in effect from time to time with a fair market value in excess of $25,000 (determined as of the first day of each plan quarter) for each calendar year. Participants can contribute from 1% to 10% of their annual salary. The plan became effective on October 1, 1999. On December 31, 1999, the Company issued approximately 15,000 shares under the plan to participating employees at $22.31 per share.

12. Earnings Per Share:

        Potentially dilutive securities have not been included in the diluted earnings per share calculated, as they would have been antidilutive due to the net loss reported by the Company. Included in the weighted average number of common shares outstanding are certain shares contingently payable to former shareholders of acquired businesses, which will be issued in 2000 because all necessary conditions to issue the shares have been satisfied and no circumstances are known in which the shares will not be issued. However, other certain shares of common stock, which are contingently payable pursuant to the acquisition agreements, are not included in the calculation of weighted average shares outstanding for the periods presented, as circumstances may arise in which the shares would not be issued.

        Potentially dilutive securities consist of the following as of December 31:

                                                 1999              1998
                                             --------------    -------------
      Stock options                             1,041,402         539,312
      Warrants                                     76,790          84,010
      Convertible notes                           895,593         413,554

13.  Income Taxes:

        The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes," for financial reporting purposes. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rates to apply to taxable income in the period in which the deferred tax asset or liability is expected to be settled or realized.

        The sources of and differences between the financial accounting and tax basis of the Company's assets and liabilities, which give rise to the net deferred tax liability are as follows as of December 31 (in thousands):

                                                           1999          1998
                                                       ------------   ----------
Deferred tax liabilities:
     Intangible assets                                    $   744       $ 2,241
Deferred tax assets:
     Allowance for doubtful accounts                          760           434
     Net operating loss carryforward                        3,367         1,624
     Cumulative amortization differences on
     intangibles                                            2,883           994
     Accrued expenses                                         798           506
     Valuation allowance                                   (7,064)       (1,317)
                                                          -------       -------
         Net deferred tax liability                       $  --         $  --
                                                          =======       =======

        The components of the provision (benefit) for income taxes are as follows during the years ended December 31 (in thousands):

                                                            1999         1998
                                                         ----------   ----------
Current:
     Federal                                              $   --        $  (400)
     State                                                    348           250
                                                            -----         -----
         Total                                                348          (150)
Deferred:
     Federal                                                  --            (50)
     State                                                    479           --
                                                            -----         -----
         Income tax provision (benefit)                     $ 827         $(200)
                                                            =====         =====

        The income tax provision (benefit) differed from the amounts computed at the statutory rate as follows for the years ended December 31 (in thousands):

                                                         1999           1998
                                                      ---------      -----------
Income tax benefit computed at
 federal statutory rates                               $(26,316)       $ (4,957)
Nondeductible intangible amortization                    14,090           2,402
Nondeductible portion of stock-based
 and other acquisition-related
 compensation, net                                        6,681             497
State income taxes, net of federal
 income tax benefit                                         554             165
Changes in valuation allowance                            5,747           1,317
Other, net                                                   71             376
                                                       --------        --------
    Total                                              $    827        $   (200)
                                                       ========        ========

        As of December 31, 1999 and 1998, the Company had approximately $8.6 million and $4.2 million, respectively, of net operating loss carryforwards which begin to expire in 2018. The Company has recorded a valuation allowance for deferred tax assets as of December 31, 1999 and 1998, of $7.1 million and $1.3 million, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

        As of December 31, 1998, approximately $800,000 of state income tax receivables is included in other current assets on the accompanying consolidated balance sheets.

14.  Related Parties:

        At December 31, 1999 and 1998, the Company was owed $503,000 and $821,000 from members of management, respectively. These amounts are recorded as notes receivable from management in the accompanying consolidated balance sheets and stockholders' equity. These borrowings are due at varying dates through November 2008.

        At December 31, 1998, the Company had outstanding borrowings of $150,000 from Smart Technology, $50,000 from a member of management, and $406,000 from one of the Company's Initial Investors. The convertible notes of $4.3 million and the notes payable for $1.0 million as of December 31, 1998, as well as the notes payable for $4.5 million as of December 31, 1999 are due to former shareholders of the Acquired Businesses, the majority of whom are employees of the Company as of December 31, 1999. During January 1999, the Company issued a note of $1.0 million to a trust established for employees of one of the 1999 Acquired Businesses. Since the trust is available to the Company's creditors, the trust's assets are included in the accompanying consolidated financial statements. As such, the trust's note receivable and the Company's convertible note payable held by the trust have been eliminated in consolidation.

        In December 1997, the Company entered into an agreement which was consummated in 1998 to purchase a 50 percent ownership interest in AppNet Commerce Services, Inc. ("ACS"). In 1998, the Company determined that its investment in ACS was impaired and recorded a charge of approximately $300,000, which is included in the accompanying consolidated statements of operations as other expense. As of December 31, 1999 and 1998, the investment in ACS has a value of zero.

        During 1998, the Company was party to a professional services agreement with one of its directors. The agreement provided for the payment of $17,000 per month. The Company incurred approximately $200,000 related to this agreement in 1998. In addition, the Director received a fee of $350,000 in association with the

GTCR Investment in 1998. The professional services agreement also provides for a one percent commission on certain issuances of Class A Preferred Stock. The Company also paid approximately $336,000 related to certain fees and a professional services agreement with one of its initial investors during 1998.

15.  Commitments and Contingencies:

Leases

        As of December 31, 1999, the Company has noncancellable operating leases, primarily for real estate, that expire over the next 7 years. Rental expense during 1999 and 1998 was $2.7 million and $512,000, respectively.

        Future minimum lease payments under noncancellable operating leases are as follows as of December 31, 1999 (in thousands):

        2000..................................................  $ 3,608
        2001..................................................    3,007
        2002..................................................    2,191
        2003..................................................    1,531
        2004..................................................    1,074
        Thereafter............................................    2,649
                                                               --------
        Total minimum lease payments..........................  $14,060
                                                                =======

Litigation and Claims

        The Company is subject to lawsuits, investigations and claims arising out of the ordinary course of business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against the Company. In the opinion of management, based on all known facts, all matters are without merit, and except as related to the claims mentioned below, are of such kind, or involve such amounts, as would not have a material effect on the financial position or results of operations of the Company if disposed of unfavorably.

        In connection with the acquisition of Internet Outfitters, approximately $1.45 million of the purchase price in the form of shares of Company common stock, based upon the fair value of $17.10 per share at the date of acquisition, was pledged to the Company and escrowed to be available to satisfy any potential liability in connection with a license dispute. The Company also held back $750,000 of the cash purchase price to be used to satisfy this and any other indemnification claims. Subsequent to December 31, 1999, the license dispute was settled with no financial consequences to the Company. The shares of Company common stock pledged and escrowed and the cash purchase price held back in connection with the license dispute are no longer escrowed and will be released in March 2000.

        In November 1999, a former employee filed suit against the Company and its Chief Executive Officer in state court in Michigan. The case has been removed to the United States District Court for the Eastern District of Michigan. The plaintiff alleges a breach of contract and fraud in connection with the former employee's employment agreement with the Company, and improper interference with the former employee's efforts to sell shares of the Company's common stock. The former employee is seeking monetary damages in connection with these claims. On March 21, 2000, the court dismissed some of the former employee's claims and tentatively dismissed the fraud claims while allowing the former employee to replead. The court indicated that the former employee will be permitted to pursue the claim for interference with the effort to sell shares of the Company's common stock. The Company intends to contest the claims vigorously. At this time, the Company is not able to reasonably estimate the amount of loss, if any, that will be incurred as a consequence of this lawsuit.

        In February 2000, a former customer of the Company filed suit against the Company, one of its subsidiaries and a former and current employee of the Company in the Supreme Court of the State of New York, County of New York. The plaintiff in the suit alleges breach of contract and misrepresentation related to services performed by the Company. The former customer is seeking direct damages, plus punitive damages, costs and fees. The Company intends to vigorously contest these claims and has filed counterclaims against the defendants alleging monies due for services performed. The Company is not able to reasonably estimate the amount of loss, if any, that will be incurred as a consequence of this lawsuit.

Contingent Payments

        The Company's acquisition of NMP provided for additional contingent payments of up to $14.0 million as of December 31, 1998, of which $8.4 million is payable in cash and $5.6 million or 654,971 shares of common stock is payable in stock based on $8.55 per share, the agreed to price for the Company's common stock at the time of the acquisition. The fair value of the stock portion totaled approximately $28.7 million as of December 31, 1999. The contingent payments are payable to the former owners of NMP if NMP reached certain revenue and earnings before interest, taxes, depreciation, and amortization targets for the period from October 1, 1998 to September 30, 1999. The amount of this contingent payment varies based on a sliding scale of revenues and earnings before interest, taxes, depreciation and amortization. A portion of the contingent payment will be paid only if the targets are reached and certain former owners remain employed by the Company. During 1999, the Company and NMP agreed to provide a portion of the contingent payment to certain employees of NMP contingent on their employment at time of payment.

        Pursuant to the consensus reached in Emerging Issues Task Force Issue 95-08, "Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Company in a Purchase Business Combination," ("EITF 95-08") an estimate of the amount expected to be paid to those who remain employed will be reflected as stock-based and other acquisition-related compensation expense ratably over the period which these employees must remain employed. Revisions to this estimate will be reflected on a prospective basis each reporting period until paid. The accompanying consolidated statements of operations reflect a charge of $10.9 million and $1.2 million for the years ended December 31, 1999 and 1998, respectively, of stock-based and other acquisition related compensation for this contingent payment.

        Based on the results of NMP's operating performance during the period of measurement and the resolution of certain employment contingencies, a portion of the contingent consideration was paid in January 2000. Of this portion, $5.1 million in cash was paid to the former shareholders and employees, a note payable of approximately $800,000, which accrues interest at 9% and is due January 2001 was issued for the remaining cash portion payable to a former shareholder, 334,762 shares of the Company's common stock were issued to the former shareholders, and options to purchase 88,523 shares of the Company's common stock at $11.70 per share were issued to certain employees. Approximately $9.6 million of the contingent consideration was reflected as additional purchase consideration and is recorded as goodwill as of December 31, 1999. The goodwill will be amortized over its remaining amortization period of two years. Approximately $10.5 million related to the stock portion of the contingent consideration paid in January 2000 was recorded as additional paid-in capital as of December 31, 1999. Approximately $10.2 million is recorded in accrued liabilities for the cash and stock portion of the contingent payments as of December 31, 1999. The remaining portion payable in cash and stock will be paid in January 2001 if certain NMP employees remain employed by the Company through September 2000. The Company expects to incur approximately $5.0 million in additional stock-based compensation expense during 2000 for the amount that remains to be paid to the former shareholders due to the employment contingencies that exist through September 2000.

        The Company's acquisitions of Sigma6, Salzinger and Transform IT provided for contingent payments of up to $14.8 million in the form of cash and Company common stock to be made to the former owners of these companies if these entities reach certain revenue and earnings targets for periods ranging from 9 to 18 months from the date of their acquisition. The amount of these contingent payments varies based on a sliding scale of revenues and earnings, as defined in the acquisition agreements. Based on Sigma6's results for the period of measurement, 100% of the performance criteria were met and the contingent payment will be made in 2000. The contingent payment, $1.4 million in cash and $1.4 million in Company common stock will be made in April 2000. The number of shares to be issued will be based on the closing price of the Company's common stock on the day before payment is made. Further, certain employees of the acquired business must remain employed by AppNet through March 2000 in order to receive their contingent payment.

        If the goals are reached for Salzinger, the amount will be paid only if the targets are reached and certain Salzinger employees remain employed by the Company. Further, certain Sigma6 employees must remain employed by the Company through March 2000 in order to receive their contingent payment. Accordingly, pursuant to EITF 95-08, an estimate of the amount to be paid to these employees is reflected as stock-based and other acquisition-related compensation expense ratably over the period, which the employees must remain employed to receive the contingent consideration. Revisions to this estimate are reflected on a prospective basis each reporting period until paid. A charge of approximately $5.2 million is included for the year ended December 31, 1999 as stock-based and other acquisition-related compensation for these contingent payments in the accompanying consolidated statements of operations.

        If the goals are reached for Transform IT, approximately 33 percent of the contingent payment will be reflected as additional purchase price consideration if and when paid. The remaining contingent amount will be paid only if the targets are reached and certain Transform IT employees remain employed by the Company. Accordingly, pursuant to EITF 95-08, an estimate of the amount to be paid to these employees will be reflected as stock-based and other acquisition-related compensation expense ratably over the period which the employees must remain employed to receive the contingent consideration. Revisions to this estimate will be reflected on a prospective basis each reporting period until paid. The Company has not recorded a charge during 1999, as it is not expected that Transform IT will meet the certain operating targets.


16.  Quarterly Information (unaudited):

        The table below sets forth certain unaudited quarterly results of operations of AppNet for 1999 and 1998. In the opinion of management, this information has been prepared on the same basis as the audited Consolidated Financial Statements and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly, in accordance with generally accepted accounting principles, the quarterly information when read in conjunction with the audited Consolidated Financial Statements and Notes thereto included elsewhere in this Annual Report on Form 10-K. The quarterly operating results are not necessarily indicative of future results of operations.

                                                      Quarter Ended
                 -----------------------------------------------------------------------------------------
                                   1998                                           1999
                 -----------------------------------------     -------------------------------------------
                 March 31    June 30    Sept 30     Dec 31     March 31    June 30     Sept 30      Dec 31
                 --------    -------    -------     ------     --------    -------     -------      ------
                                       (in thousands, except per share data)

Revenues       $    197    $    823    $  2,488    $ 14,166    $ 19,643    $ 25,063    $ 30,096    $ 34,905

Gross Profit         52         (63)        267       5,719       8,186      10,843      13,568      15,506

Net Loss           (279)     (1,213)     (3,094)     (9,793)    (16,342)    (22,363)    (21,298)    (17,397)

Net Loss
attributable
to common
stockholders       (279)     (1,213)     (3,204)    (10,556)    (17,381)    (23,463)    (21,298)    (17,397)

Basic and
diluted net
loss per
common share   $  (0.23)   $  (0.22)   $  (0.19)   $  (0.66)   $  (0.88)   $  (1.09)   $  (0.68)   $  (0.54)
